                                                                    EXHIBIT 99.1


                    INTERNATIONAL HOME FOODS, INC. ANNOUNCES
                  SIGNIFICANTLY IMPROVED THIRD QUARTER RESULTS
                                       AND
                      THE REPURCHASE OF 4.4 MILLION SHARES


PARSIPPANY, NEW JERSEY, October 27, 1998 - International Home Foods, Inc. (NYSE:
IHF) today reported net income of $28.3 million, or $.33 per diluted share, for the third quarter ended September 30, 1998, an increase of 62% and 38%, respectively, over the comparable 1997 period. The 1998 third quarter results exclude a previously announced restructuring charge of $118.1 million, $75.3 million after-tax, and the 1997 third quarter results exclude a non-cash stock option compensation charge incurred during that period. Including the restructuring charge of $118.1 million, the Company reported a net loss of $49.0 million, or $.63 per share, for the third quarter. Sales in the quarter increased 26% to $439.7 million from $349.5 million in the comparable 1997 period. Excluding acquisitions, the Company's sales were up 1% in the quarter.

The Company also announced that it has purchased 4.4 million shares of its common stock, par value $.01 per share, from AHP Subsidiary Holding Corporation, a subsidiary of American Home Products Corporation. In a related matter, the Company has withdrawn the registration statement it previously filed with the SEC seeking to register the sale of these shares in a secondary offering. The
4.4 million shares were purchased at a price of $13.00 per share and will be held in treasury. The purchase of the common stock was financed by the Company with borrowings under its senior credit facilities, and the Company now has approximately 73.1 million shares of common stock issued and outstanding. AHP continues to own approximately 4.4 million shares and to have demand registration rights that it may exercise in the future with respect to these shares.

C. Dean Metropoulos, International Home Foods Chairman and Chief Executive Officer, said: "International Home Foods continues on a solid track of building shareholder value buy focusing on efficiencies, plant and warehouse consolidations, new product introductions and strategic acquisitions. As new product introductions roll out and a more focused marketing strategy is implemented, we expect continued sales growth from both our core business and acquisitions."

THIRD QUARTER EVENTS
ACQUISITION

The Company completed the acquisition of the Libby's(R) brand of retail and international canned meat products and the related Trenton, Missouri manufacturing facility on September 8, 1998 for approximately $128 million. Libby's(R) is a leading domestic manufacturer, importer and global marketer of canned meat products, including Vienna sausages, corned beef, salmon, hash and chili, and the Spreadables(R) and Broadcast(R) brands. The acquisition has already been fully integrated into International Home Foods' sales, operations and distribution networks.





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RESTRUCTURING CHARGE OF $118 MILLION

The previously announced third quarter 1998 restructuring charge of $118.1 million includes a one-time, non-cash pretax charge of $77.5 million related to the writedown of goodwill on two of the Company's brands, and a one-time pretax charge of $40.6 million related to the closure of its Vacaville, California and Clearfield, Utah facilities and the redeployment of production into the Company's remaining operations. It is anticipated that the consolidation of the closed facilities into the remaining operations will generate an estimated annual cost savings of $18.0 million, which represents approximately a one-year payback of the cash charges associated with the consolidation.

CURRENT BRAND TRENDS/DEVELOPMENTS

The below references made to market share and consumer sales reflect data for grocery sales only (excluding mass merchandisers) as gathered by A.C. Nielsen. Data for Chef Boyardee(R) canned pasta and PAM(R) cooking spray are for the periods ended October 10, 1998 and data for Chef Boyardee(R) microwave and Bumble Bee(R) tuna are for the periods ended September 26, 1998.

o Chef Boyardee(R) factory sales for the third quarter increased 4.5% over the same period in 1997. Chef Boyardee(R) trends in the canned pasta category are showing signs of reversing, with consumer sales improving to down 3.1% and 1.1% in the latest twelve- and four-week periods, respectively, versus a decrease of 5.7% year-to-date. Dollar market share also improved in the twelve- and four-week periods to 56.3% and 56.9%, respectively, an increase of 0.4 and 3.6 share points over the comparable 1997 periods. Consumer sales of the Company's Chef Boyardee(R) microwave products were also strong, increasing 6.6% and 4.4% for the twelve- and four-week periods versus the comparable 1997 period.

     In September 1998, the Company introduced Chef Boyardee(R) Overstuffed Ravioli with a unique, hearty tomato and meat sauce recipe and almost twice as much filling as its regular ravioli.

o Factory sales for PAM(R) were down 5.7% in the quarter versus the comparable 1997 period; however, consumer sales of PAM(R) cooking spray have shown recent improvement, increasing 1.5% and 13.1% in the latest twelve- and four-week periods. Dollar market share increased to 51.0% in the latest four-week period from 48.8% year-to-date.

     The Company launched two new PAM(R) flavored cooking sprays, lemon and garlic, in August 1998 and initial consumer response has been favorable.

o Bumble Bee(R) factory sales for the quarter ended September 30, 1998 increased 4.8% from the comparable 1997 quarter. Consumer trends remain in line with factory sales, up 6.2% and 5.4%, in the latest twelve- and four-week periods, respectively, versus the comparable 1997 period. The Company continues to be the leading brand in the white tuna segment with a 38.3% shares for the twelve-week period.



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International Home Foods, Inc. is a nationally prominent manufacturer, distributor and marketer of food products. Its significant established brands include Chef Boyardee(R) prepared foods, Bumble Bee(R) and Orleans(R) canned seafood, PAM(R) cooking spray, Libby's(R) canned meats, Polander(R) fruit spreads and spices, Guiden's(R) mustard, Crunch `n Munch(R) glazed popcorn, Campfire(R) marshmallows and crisped rice bars, Ro*tel(R) tomatoes with green chilies, Dennison's(R) chili, Ranch Style(R) and Luck's(R) beans.

Information Concerning Forward-Looking Statements
This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1996, which are inherently subject to various risks and uncertainties. The forward looking statements include, without limitation, the effects of new products and marketing strategies intended to grow sales and anticipated cost savings from the consolidation of closed facilities. There are many risks associated with these forward looking statements. In particular, in addition to other risks, the Company's ability to successfully implement these and other business strategies is subject to adverse changes in general economic conditions, changing consumer preferences based on nutrition, health and other concerns, the availability and cost of raw materials used in the Company's products, competition and other brands and other food product categories, and the effects of evolving health, safety, environmental and other governmental regulation. These risks and uncertainties, as well as other related to the Company, are set forth in greater detail in the Company's Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q filed with the Securities and Exchange Commission.

For further information, contact Lynne Misericordia, IHF Treasurer, at (973) 359-3195 or Mark Semer, Kekst and Company, (212) 521-4802.




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                         INTERNATIONAL HOME FOODS, INC.
              (DOLLARS IN MILLIONS EXCEPT PER SHARE AND SHARE DATA)


                                                     THREE MONTHS ENDED            NINE MONTHS ENDED
                                                        SEPTEMBER 30,                 SEPTEMBER 30,
                                                --------------------------    ----------------------------
                                                    1998           1997           1998            1997
                                                -----------    -----------    ------------    ------------
Net sales                                       $     439.7    $     349.5    $    1,230.7    $      843.9
Cost of sales                                         231.2          182.1           642.5           412.9
                                                -----------    -----------    ------------    ------------

Gross profit                                          208.5          167.4           588.2           431.0

Operating expenses                                    140.8          113.1           406.8           298.3
Restructuring charges                                 118.1           --             118.1            --
Stock option compensation expense                       0.3           44.8             0.9            44.8
                                                -----------    -----------    ------------    ------------

(Loss)/Income from operations                         (50.7)           9.5            62.4            87.9

Interest expense                                       24.2           27.5            70.8            79.2
Interest income and other, net                          0.6           (0.2)            0.3            (1.6)
                                                -----------    -----------    ------------    ------------

(Loss)/income before income taxes                     (75.5)         (17.8)           (8.7)           10.3
(Benefit)/provision for income taxes                  (26.5)          (7.0)           (0.1)            4.2
                                                -----------    -----------    ------------    ------------

Net (loss)/income                               $     (49.0)   $     (10.8)   $       (8.6)   $        6.1
                                                ===========    ===========    ============    ============

(Loss)/income per share                         $     (0.63)   $     (0.17)   $      (0.11)   $       0.10
Weighted average basic shares outstanding        77,449,186     61,922,990      77,351,764      61,922,990

(Loss)/income per share                               *              *               *        $       0.10
Weighted average diluted shares outstanding           *              *               *          63,347,912

                            *Amounts are antidilutive